SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2005

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

VeriSign, Inc., a Delaware corporation (“VeriSign” or the “Company”), announced today that it has been informed by its President and Chief Executive Officer, Stratton D. Sclavos, that on May 31, 2005 he adopted a pre-arranged stock trading plan to, over time, exercise VeriSign stock options that are set to expire at various dates through December 18, 2005 and sell a portion of the acquired VeriSign stock. This plan was established as part of his individual long-term strategy for asset diversification and liquidity. The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company’s policies regarding securities transactions.

Mr. Sclavos has provided the following information regarding the terms of the plan: Beginning in August of 2005, Mr. Sclavos may sell up to 1,281,697 shares of VeriSign common stock. The plan is scheduled to terminate on December 18, 2005. The shares will be acquired solely upon exercise of outstanding stock options that are set to expire during the term of the plan. Pursuant to the terms of the plan, on each sale date, underlying shares of VeriSign stock having a value equal to approximately 25 percent of Mr. Sclavos’ net cash proceeds will be retained upon exercise and will not be sold. The transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: June 10, 2005	By:	/s/ James M. Ulam
James M. Ulam
Senior Vice President,
General Counsel and Secretary